EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports First Quarter 2020 Results and Reconfirms Full Year 2020 Distribution Guidance
Summary of First Quarter 2020 Results (in millions, except LNG data)

	Three Months Ended
	March 31,
	2020	2019
Revenues	$1,718	$1,749
Net income	$435	$385
Adjusted EBITDA[1]	$792	$607
LNG exported:
Number of cargoes	92	77
Volumes (TBtu)	325	275
LNG volumes loaded (TBtu)	327	273

Summary Full Year 2020 Distribution Guidance

2020
Distribution per Unit	$2.55	-	$2.65
Recent Highlights
Operational

•	As of April 27, 2020, more than 975 cumulative LNG cargoes totaling over 65 million tonnes of LNG have been produced, loaded, and exported from the SPL Project (defined below).
Financial

•
In March 2020, Sabine Pass Liquefaction, LLC entered into a $1.2 billion Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, which refinanced its previous working capital facility, reduced the interest rate, and extended the maturity date to March 2025.

Liquefaction Project Update

SPL Project
Liquefaction Train	Train 6
Project Status	Under Construction
Project Completion Percentage(1)	53.9%(2)
Expected Substantial Completion	1H 2023
Note: Project update excludes Trains in operation
(1) Project completion percentage as of March 31, 2020
(2) Engineering 93.8% complete, procurement 78.4% complete, and construction 15.0% complete

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Total margins as used herein refers to total revenues less cost of sales.

Houston, Texas - April 30, 2020 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $435 million for the three months ended March 31, 2020 compared to $385 million for the comparable 2019 period. The increase in net income for the three months ended March 31, 2020 was primarily due to increased total margins2, partially offset by increased operating costs and expenses primarily as a result of Train 5 being in operation for the entire three month period in 2020 and increased interest expense. Total margins increased primarily due to increased volumes of LNG recognized in income primarily as a result of the timing of completion of Train 5, partially offset by decreased net gains from changes in fair value of commodity derivatives. Margins per MMBtu of LNG recognized in income were materially consistent for the three months ended March 31, 2020 as compared to the comparable 2019 period, due to decreased pricing of both LNG recognized in income and natural gas feedstock related to our LNG sales.
Adjusted EBITDA1 was $792 million for the three months ended March 31, 2020, compared to $607 million for the comparable 2019 period. The increase in Adjusted EBITDA during the three months ended March 31, 2020 as compared to the comparable 2019 period was primarily due to increased volumes of LNG recognized in income primarily as a result of Train 5 being in operation for the entire three month period in 2020, partially offset by increased total operating costs and expenses as a result of Train 5 completion timing.
Income from operations increased $101 million during the three months ended March 31, 2020 as compared to the comparable 2019 period, primarily due to increased volumes of LNG recognized in income, partially offset by increased operating costs and expenses and decreased net gains from changes in fair value of commodity derivatives.
During the three months ended March 31, 2020, 92 LNG cargoes were exported from the SPL Project, none of which were commissioning cargoes.

SPL Project
We operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
Distributions to Unitholders
We will pay a cash distribution per common and subordinated unit of $0.64 to unitholders of record as of May 7, 2020 and the related general partner distribution on May 15, 2020.
Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the first quarter 2020 on Thursday, April 30, 2020, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners is developing, constructing and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners is currently operating five natural gas liquefaction Trains and is constructing one additional Train for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass terminal.

Cheniere Partners owns and operates regasification facilities at the Sabine Pass LNG terminal, which includes five LNG storage tanks with aggregate capacity of approximately 16.9 billion cubic feet (Bcf) equivalent, two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters, and vaporizers with regasification capacity of approximately 4.0 Bcf per day. Cheniere Partners also owns the Creole Trail Pipeline, a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues
LNG revenues	$1,449	$1,367
LNG revenues—affiliate	188	305
Regasification revenues	67	66
Other revenues	14	11
Total revenues	1,718	1,749

Operating costs and expenses
Cost of sales (excluding items shown separately below)	699	879
Operating and maintenance expense	152	138
Operating and maintenance expense—affiliate	33	29
General and administrative expense	2	3
General and administrative expense—affiliate	25	21
Depreciation and amortization expense	138	114
Impairment expense and loss on disposal of assets	5	2
Total operating costs and expenses	1,054	1,186

Income from operations	664	563

Other income (expense)
Interest expense, net of capitalized interest	(234)	(187)
Loss on modification or extinguishment of debt	(1)	—
Other income, net	6	9
Total other expense	(229)	(178)

Net income	$435	$385

Basic and diluted net income per common unit	$0.84	$0.75

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	348.6	348.6

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	March 31,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,734	$1,781
Restricted cash	109	181
Accounts and other receivables	259	297
Accounts receivable—affiliate	38	105
Advances to affiliate	146	158
Inventory	98	116
Derivative assets	13	17
Other current assets	49	51
Other current assets—affiliate	2	1
Total current assets	2,448	2,707

Property, plant and equipment, net	16,476	16,368
Operating lease assets, net	92	94
Debt issuance costs, net	20	15
Non-current derivative assets	41	32
Other non-current assets, net	156	168
Total assets	$19,233	$19,384

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$8	$40
Accrued liabilities	569	709
Current debt	1,996	—
Due to affiliates	30	46
Deferred revenue	94	155
Deferred revenue—affiliate	—	1
Current operating lease liabilities	6	6
Derivative liabilities	12	9
Total current liabilities	2,715	966

Long-term debt, net	15,591	17,579
Non-current operating lease liabilities	85	87
Non-current derivative liabilities	2	16
Other non-current liabilities	1	1
Other non-current liabilities—affiliate	19	20

Partners’ equity
Common unitholders’ interest (348.6 million units issued and outstanding at March 31, 2020 and December 31, 2019)	1,879	1,792
Subordinated unitholders’ interest (135.4 million units issued and outstanding at March 31, 2020 and December 31, 2019)	(962)	(996)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at March 31, 2020 and December 31, 2019)	(97)	(81)
Total partners’ equity	820	715
Total liabilities and partners’ equity	$19,233	$19,384

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, changes in the fair value of our commodity derivatives, impairment expense and loss on disposal of assets, and non-recurring costs related to our response to the COVID-19 outbreak. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2020 and 2019 (in millions):

	Three Months Ended
	March 31,
	2020	2019
Net income	$435	$385
Interest expense, net of capitalized interest	234	187
Loss on modification or extinguishment of debt	1	—
Other income, net	(6)	(9)
Income from operations	$664	$563
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	138	114
Loss (gain) from changes in fair value of commodity derivatives, net	(17)	(72)
Impairment expense and loss on disposal of assets	5	2
Incremental costs associated with COVID-19 response	2	—
Adjusted EBITDA	$792	$607

Contacts
Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491